Exhibit 10.4

PINNACLE BANK

SPLIT DOLLAR AGREEMENT

          THIS AGREEMENT is made and entered into this 17th day of April, 2000, by and between PINNACLE BANK, a nationally chartered bank located in Elberton. Georgia (the “Company”), and THE MCCONNELL FAMILY IRREVOCABLE LIFE INSURANCE TRUST dated April 1st, 2000, (the “Trust”).

INTRODUCTION

          WHEREAS. L. JACK MCCONNELL, (the “Executive”) has contributed substantially to the success of the Company: The Company, as a fringe benefit, is willing to divide the death proceeds of a life insurance policy on the joint lives of the Executive and the Executive’s spouse, PATRICIA W. MCCONNELL (the “Executive’s Spouse”). The Company will pay life insurance premiums from its general assets.

Article 1

General Definitions

         The following terms shall have the meanings specified:

         1.1      “Insurer“ means Great West Life & Annuity Insurance Company.

          1.2     “Polilcy” means insurance policy    #86000777    issued by the Insurer.

          1.3      “Insured”; means the Executiveand the Executive’s Spouse.

          1.4      “Normal Retirement” means the Executive’s 65th birthday.

         1.5      “Termination of Employment” means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

          1.6      “Trustee” refers to the trustee or trustees of the Trust.

Article 2

Policy Ownership/Interests

          2.1      Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. Upon the death of the survivor of the Insureds the Company sha11 be the direct beneficiary of an amount of Policy proceeds equal to the greater of:

(a)	the cash surrender value of the policy, or b) theaggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer.

          2.2     Trust’s Interest. The Trust shall be the beneficiary of any remaining death proceeds of the Policy.  The Trust shall also have the right to elect and change settlement options that may be permitted. Provided, however, the Executive, the Trust or its transferee beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive’s Termination of Employment prior to Normal Retirement Age.

          2.3      Option to Purchase.    The Company shall not sell. surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Trust or the Trust’s transferee the option to purchase the Policy far a period of sixty (60) days from written notice of such intuition. The purchase price shall be an amount equal to the cash surrender value of the Policy: This provision shall not impair the right of the Company to terminate this Agreement.

          2.4       Comparable Coverage.   Upon Termination of Employment after the Executive’s Normal Retirement Age, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Trust’s interest in the Policy. unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Premiums

          3.1      Premium Payment.   The Company shall pay any premiums due on the Policy.

          3.2     Imputed Income.   The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66.-110, or any subsequent applicable authority, unless in a given year the Company is reimbursed in an amount equal to this imputed income.

          3.3      Cash Payment (Optional).    The Company shall annually pay to the Executive an amount necessary to pay the federal, and state income taxes attributable to the imputed income described in Section 3.2 above and to the additional cash payment under this section. lam calculating the cash payments due from the Company, the Cryuse the Executive’s actual marginal income. tax bracket for the calendar year immediately preceding the payment to the Executive. If the Executive is employed by the Company upon the date the Executive reaches Normal Retirement Age; the cash payments shall continue until the Executive’s death. In the event the Executive retires prior to theNormal Retirement Age or ceases to be employed by the company prior to such age, the cash payments shall cease as of the date of such occurrence.

Article 4

Assignment

          The Trust may assign without consideration all interests in the Policy and in this Agreement to any person, entity or other trust. In the event the Trust shall transfer all of its interest in the Policy, then all of the Trust’s interest in the Policy and in the Agreement shall be vested in its transfer, who shall be substituted as a party hereunder and the Trust shall have no further interest in the Policy or in this Agreement.

Article 5

Insurer

          The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall tally discharge it tam all claims, suits and demands of all entities or persons. The Insurer shall. not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Executive

          The Executive is not a party to this Agreement or to the corresponding Endorsement. Except as otherwise provided herein; the Executive shall have no rights, title or interest hereunder.

Article 7

Claims Procedure

          7.1     Claims Procedure.    The Company shall notify the Trust, the Trust’s transferee or beneficiary, or any other party who claims a right to an interest under this Agreement (the “Claimant’) in writing, within 90 days of Cue’s written application for benefits, of his or hex eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible far benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (9) a description of any additional won or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

          7.2     Review Procedure.   If the Claimant is determined by the Company not tobe eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 64 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to presort his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 8

Amendments and Termination

          This Agreement may be amended or terminate only by a written agreement signed by the Company and the Trustee. However, unless otherwise agreed to by the Company and the Trust, this Agreement will automatically terminate upon the Executive’s Termination of Employment prior to Normal Retirement Age.

Article 9

Miscellaneous

          9.1      Binding Effect.   This Agreement shall bind the Trust and the Company, their beneficiaries. survivors, executors, administrators and transferees, and any Policy beneficiary.

          9.2     No Guarantee of Employment.   This Agreement is not an employment policy or contract. It does not give the Executive the rightto remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

          9.3      Applicable Law.   The Agreement and ail rights hereunder shall be governed by and construed according to the laws of the States of Georgia. except to the extent preempted by the laws of the United States of America.

          9.4      Reorganization.   The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

          9.5     Notice.    Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one parry to another shall be in writing, shall be signed by the party giving or making the same, and maybe given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid. to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

          9.6      Entire Agreement   This Agreement constitutes the entire agreement between the Company and the Trust as to the subject matter hereof. No rights are granted to the Trust by virtue of this Agreement other than those specifically set forth herein.

          9.7      Administration.   The Company shall have powers which are necessary to administer this Amt, including but not limited to:

(a)	Interpreting the provisions of the Agreement;

(b)	Establishing arid revising the method of accounting for the Agreement;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         9.8      Named Fiduciary.   The Company shall be the named fiduciary and plan administrator.. under the Amt. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the deletion of ministerial duties to qualified individuals.

          IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

TRUST:	COMPANY:

THE MCCONNELL FAMILY IRREVOCABLE LIFE INSURANCE TRUST	PINNACLE BANK

BY: /s/ L. Jackson McConnell, Jr. TRUSTEE	BY: /s/ H. Thomas Warren, III Title: Chief Financial Officer

/s/ Kathleen L. Korotzer TRUSTEE

SPLIT DOLLAR POLICY ENDORSEMENT

PINNACLE BANK SPLIT DOLLAR AGREEMENT

Policy No. 86000777	Insureds:	L. JACKSON MCCONNELL & PATRICIA W. MCCONNELL

          Supplementing and amending the application for insurance to the Great-West life & Annuity Insurance Company (“Insurer”) on April 17th, 2000, the applicant requests and directs that:

BENEFICIARIES

          1.     PINNACLE BANK, a nationally chartered bank located in Elberton, Georgia (the “Company”), shall be the direct beneficiary of death proceeds equal to the greater of’. (a) the cash surrender value of the policy, or (b) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer.

          2.     The beneficiary of any remaining death proceeds shall be THE MCCONNELL FAMILY IRREVOCABLE LIFE INSURANCE TRUST (the “Trust”) or the Trust’s transferee, subject to the provisions of paragraph (5) below.

OWNERSHIP

          3.     The Owner of the policy shell be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Trust ox its transferee in paragraph (4) of this endorsement.

         4.     The Trust or its transfer shall have the right to assign all rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

         5.     Notwithstanding the provisions of paragraph (4) above, the Trust or its transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured L. Jackson McConnell ceases to be employed by the Company prior to the Normal Retirement Age of 65 for any reason whatsoever (other than key reason of a leave of absence which is approved by the Company), unless otherwise agreed to by the Company and the Executive.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

         Upon the death of the Insureds, the interest of any collateral assignee of the Owner of the Policy designated in paragraph (3) above shall be limited to the portion of the proceeds described in paragraph two (2) above.

OWNERS AUTHORITY

         The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action token by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer. Any transferee’s rights stall be subject to this Endorsement.

         The owner hereby accepts and agrees to this split dollar endorsement as of this 17th day of April, 2000.

           COMPANY:

           PINNACLE BANK

           By:       /s/ H. Thomas Warren, III

           Its:     Chief Financial Officer

          The Trust accepts and agues to the foregoing as direct beneficiary of the portion of the proceeds described in paragraph (2) above as of this 17th day of April, 2000.

           TRUST:

           THE MCCONNELL FAMILY IRREVOCABLE
           LIFE INSURANCE TRUST

                    /s/ L. Jackson McConnell, Jr.
                TRUSTEE

                     /s/ Kathleen L. Korotzer
                TRUSTEE